United States
Securities and Exchange Commission
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to
Section 13 or 15(d) of the Securities Exchange Act of 1934

October 31, 2013
(Date of Report)

ULTRALIFE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-20852	16-1387013
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2000 Technology Parkway, Newark, New York		14513
(Address of principal executive offices)		(Zip Code)

(315) 332-7100
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operation and Financial Condition.

NEWARK, N.Y. –– October 31, 2013 -- Ultralife Corporation (NASDAQ: ULBI) reported operating income from continuing operations of $0.7 million on revenue of $20.4 million for the quarter ended September 29, 2013.  For the third quarter of 2012, the company reported operating income from continuing operations of $1.8 million on revenue of $26.2 million.

Discontinued operations reflect the operating results of RedBlack, which was sold on September 28, 2012. All revenue, gross margin and operating expense amounts presented below represent results from continuing operations.

Revenue was $20.4 million, compared to $26.2 million for the third quarter of 2012, a 22% decline.     Battery & Energy Products sales declined by $3.1 million to $13.5 million, primarily due to the continued slowdown in the government and defense order rate for rechargeable and non-rechargeable batteries.  Communications Systems sales were $6.9 million, compared to $9.5 million for the same period last year, a decrease of $2.7 million. Included in the prior year Communications Systems’ sales was $3.4 million related to the final shipment of SATCOM systems units.  Absent the SATCOM shipment, Communications Systems sales increased 11% reflecting higher shipments of amplifiers to US and international customers.

Gross profit was $6.1 million, or 30.1% of revenue, compared to $8.2 million, or 31.4% of revenue, for the same quarter a year ago, a decrease of 130 basis points.  Battery & Energy Products’ gross margin was 26.7%, compared to 28.7% last year, a 200 basis point decrease reflecting lower overhead absorption as a consequence of strict inventory control.  Communications Systems’ gross margin was 36.9%, compared to 36.1% last year, an increase of 80 basis points reflecting favorable mix.

Operating expenses declined $1.0 million or 15% to $5.5 million, compared to $6.5 million a year ago, primarily due to reductions in general and administrative expense and continued focus on controlling discretionary spending.  As a percent of revenue, operating expenses were 26.9%, compared to 24.7% a year ago.

Operating profit was $0.7 million, compared to $1.8 million for the same period in 2012, reflecting lower gross profit including the impact of the SATCOM shipment, partially offset by operating expense reductions. Operating margin was 3.2%, compared to 6.7% for the year-earlier period.

Net income from continuing operations was $0.6 million, or $0.04 per share, compared to net income of $1.5 million, or $0.09 per share, for the third quarter of 2012.  Net income from discontinued operations was $0.0 million, or $0.00 per share, compared to $0.2 million, or $0.01 per share, for the same quarter last year.

For 2013, although the Company's pending project pipelines are growing, the continuing U.S. Government budget challenges have muddled our predictability of converting Communication Systems’ sales opportunities in the timeframe originally forecasted.  Primarily for this reason, management now expects that an overall year-over-year revenue decline could be approximately 20%, with Communications Systems revenues down in a comparable range for the year versus our prior expectations. Given the potential for reduced revenue, management now expects to report operating results in the range of breakeven to a modest operating loss for the year.

Management cautions that the timing of orders and shipments may cause variability in quarterly results.

The information set forth in this Form 8-K and the attached exhibit is being furnished to and not filed with the Securities and Exchange Commission and shall not be deemed to be incorporated by reference in any filing under the Securities Exchange Act of 1934, as amended, or the Securities Act of 1933, as amended, except to the extent specifically provided in any such filing.

Item 9.01	Financial Statements, Pro Forma Financials and Exhibits.

(a)	Exhibits

99.1	Press Release of Ultralife Corporation dated October 31, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 31, 2013		ULTRALIFE CORPORATION

	By:	/s/ Philip A. Fain
Philip A. Fain
Chief Financial Officer & Treasurer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release of Ultralife Corporation dated October 31, 2013